Exhibit 3.2

CERTIFICATE OF AMENDMENT
OF THE
CERTIFICATE OF INCORPORATION
OF
QUARTET MERGER CORP.

Pursuant to Section 242 of the
Delaware General Corporation Law

Quartet Merger Corp. (the “Corporation”), a corporation organized and existing under the laws of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

FIRST: That, upon written consent of the Board of Directors of the Corporation, resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

    RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered “FOURTH” so that, as amended, said Article shall read as follows:

FOURTH:  Upon the date on which the amendment to this Article is filed with the Secretary of State of the State of Delaware (the “Effective Time”), (i) each share of Class A Common Stock, par value $0.0001 per share, of the Corporation (“Class A Common Stock”) issued and outstanding immediately prior to the Effective Time, shall automatically, without further action on the part of the Corporation or any holder of Class A Common Stock, be reclassified as and become one fully paid and nonassessable share of common stock, par value $0.0001 per share (“Common Stock”), and (ii) each share of Class B Common Stock, par value $0.0001 per share, of the Corporation (“Class B Common Stock”) authorized immediately prior to the Effective Time, of which none are outstanding, shall automatically, without further action on the part of the Corporation no longer be authorized.  The Common Stock shall have the rights, preferences, privileges and restrictions set forth in the Certificate of Incorporation, as amended. The reclassification of the Class A Common Stock and the Class B Common Stock into Common Stock will occur at the Effective Time. From and after the Effective Time, certificates formerly representing shares of Class A Common Stock shall represent the number of shares of Common Stock into which such shares shall have been reclassified pursuant to this Certificate of Incorporation, as amended.

Following the Effective Time, the total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 16,000,000, of which 15,000,000 shares shall be Common Stock and 1,000,000 shares shall be preferred stock of the par value of $.0001 per share (“Preferred Stock”).

A.           Preferred Stock.  The Board of Directors is expressly granted authority to issue shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the GCL.  The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

B.   Common Stock.  Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of the Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote.

SECOND: That thereafter, said amendment set forth in Paragraph First hereof was duly adopted by the written consent of the holders of a majority of the outstanding shares entitled to vote on an amendment to the Corporation’s certificate of incorporation in accordance with the provisions of Sections 242 and 228 of the Delaware General Corporation Law.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 3rd day of October, 2013.

QUARTET MERGER CORP.

/s/ Eric S. Rosenfeld
Name: Eric S. Rosenfeld
Title: Chief Executive Officer